Exhibit 99.1

Contact:
Media	Investors
Jody Lau, 269/923-5918	Larry Venturelli, 269/923-4678
Jody.Lau@whirlpool.com	Larry.Venturelli@whirlpool.com

WHIRLPOOL CORPORATION APPOINTS WILLIAM T. KERR TO BOARD OF DIRECTORS

BENTON HARBOR, Mich. —  June 20, 2006—  Whirlpool Corporation (NYSE: WHR) today announced the appointment of William T. Kerr, chairman of Meredith Corporation, to its board of directors. Kerr’s appointment increases the size of Whirlpool’s board to 14 members.

“Bill’s broad business and consumer background make him a valued addition to our board,” said Jeff M. Fettig, Whirlpool’s chairman and chief executive officer.

Kerr, 65 years old, is chairman of Meredith Corporation, one of the nation’s leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. He was elected to the position effective Jan. 1, 1998, having served as president and CEO since Jan. 1, 1997.

In 1994, Kerr was named president and COO of Meredith, responsible for overseeing the day-to-day business of the company’s operating groups. At that time, Kerr also was appointed as a member of the Meredith Board of Directors and a member of the Board’s executive committee.

Before coming to Meredith in September of 1991, Kerr was a vice president of The New York Times Company. He also has held posts with Dillon, Read & Company, and McKinsey and Company.

Kerr also serves on the board of The Principal Financial Group.

A native of Seattle, Kerr is a Phi Beta Kappa graduate of the University of Washington. He earned a degree in modern history as a Rhodes Scholar at Oxford University, and an MBA from the Harvard Graduate School of Business Administration.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

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